Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 14, 2014, relating to the financial statements and financial highlights which appear in the June 30, 2014 Annual Reports to Shareholders of Janus Flexible Bond Fund, Janus Global Bond Fund, Janus High-Yield Fund, Janus Multi-Sector Income Fund, Janus Real Return Fund, Janus Short-Term Bond Fund, Janus Global Unconstrained Bond Fund (formerly named Janus Unconstrained Bond Fund), Janus Government Money Market Fund, and Janus Money Market Fund, (nine of the funds constituting Janus Investment Fund) which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Denver, Colorado
February 5, 2015